UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

ALLISON TRANSMISSION HOLDINGS, INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

01973R101

(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 01973R101	Page 1 of 23

1	Names of reporting persons Onex Corporation
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Ontario, Canada
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0%
12	Type of reporting person CO

SCHEDULE 13G

CUSIP No. 01973R101	Page 2 of 23

1	Names of reporting persons Gerald W. Schwartz
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Not applicable
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0%
12	Type of reporting person IN

SCHEDULE 13G

CUSIP No. 01973R101	Page 3 of 23

1	Names of reporting persons Onex Partners GP Inc.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0%
12	Type of reporting person CO

SCHEDULE 13G

CUSIP No. 01973R101	Page 4 of 23

1	Names of reporting persons Onex Partners II GP LP
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 01973R101	Page 5 of 23

1	Names of reporting persons Onex Partners II LP
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 01973R101	Page 6 of 23

1	Names of reporting persons Onex American Holdings II LLC
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 01973R101	Page 7 of 23

1	Names of reporting persons Allison Executive Investco LLC
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 01973R101	Page 8 of 23

1	Names of reporting persons Allison Executive Investco II LLC
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 01973R101	Page 9 of 23

1	Names of reporting persons Onex American Holdings Subco LLC
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 01973R101	Page 10 of 23

1	Names of reporting persons OAH Wind LLC
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 01973R101	Page 11 of 23

1	Names of reporting persons Onex Allison Holding Ltd S.à r.l.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Luxembourg
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0%
12	Type of reporting person CO (Luxembourg Corporation)

SCHEDULE 13G

CUSIP No. 01973R101	Page 12 of 23

1	Names of reporting persons Onex Allison Co-Invest LP
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 01973R101	Page 13 of 23

1	Names of reporting persons 1597257 Ontario Inc.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Ontario, Canada
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0%
12	Type of reporting person CO

SCHEDULE 13G

CUSIP No. 01973R101	Page 14 of 23

1	Names of reporting persons New PCo II Investments Ltd.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Ontario, Canada
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0%
12	Type of reporting person CO

SCHEDULE 13G

CUSIP No. 01973R101	Page 15 of 23

1	Names of reporting persons Onex American Holdings GP LLC
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 01973R101	Page 16 of 23

1	Names of reporting persons Onex US Principals LP
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 01973R101	Page 17 of 23

ITEM 1. (a)	Name of Issuer:

Allison Transmission Holdings, Inc. (the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices:

One Allison Way

Indianapolis, IN 46222

ITEM 2. (a)	Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

Onex Corporation

Gerald W. Schwartz

Onex Partners GP Inc.

Onex Partners II GP LP

Onex Partners II LP

Onex American Holdings II LLC

Allison Executive Investco LLC

Allison Executive Investco II LLC

Onex American Holdings Subco LLC

OAH Wind LLC

Onex Allison Holding Ltd S.à r.l.

Onex Allison Co-Invest LP

1597257 Ontario Inc.

New PCo II Investments Ltd.

Onex American Holdings GP LLC

Onex US Principals LP

(b)	Address or Principal Business Office:

The business address of each of the Reporting Persons is c/o Onex Corporation, 161 Bay Street, Toronto, A6, M5J2S1.

(c)	Citizenship of each Reporting Person is:

Onex Corporation, 1597257 Ontario Inc. and New PCo II Investments Ltd. are organized in the province of Ontario, Canada. Onex Allison Holding Ltd S.à r.l. is organized in the Grand Duchy of Luxembourg. Each of the other Reporting Persons is organized in the state of Delaware.

(d)	Title of Class of Securities:

Common stock, $0.01 par value per share (“Common Stock”)

(e)	CUSIP Number:

01973R101

SCHEDULE 13G

CUSIP No. 01973R101	Page 18 of 23

ITEM 3.

Not applicable.

ITEM 4.	Ownership

(a)	Amount beneficially owned:

This amendment to Schedule 13G is being filed on behalf of the Reporting Persons to report that, as of September 9, 2014, the Reporting Persons do not beneficially own any shares of the Issuer’s Common Stock

(b)	Percent of Class:

See Item 4(a) hereof.

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote: 0

(ii)	shared power to vote or to direct the vote: 0

(iii)	sole power to dispose or to direct the disposition of: 0

(iv)	shared power to dispose or to direct the disposition of: 0

ITEM 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☒

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

ITEM 8.	Identification and Classification of Members of the Group

Not applicable.

SCHEDULE 13G

CUSIP No. 01973R101	Page 19 of 23

ITEM 9.	Notice of Dissolution of Group

Not applicable.

ITEM 10.	Certification

Not applicable.

SCHEDULE 13G

CUSIP No. 01973R101	Page 20 of 23

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2015

ONEX CORPORATION

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

GERALD W. SCHWARTZ

By:	/s/ Donald W. Lewtas
Name:	Gerald W. Schwartz by Donald W. Lewtas
Attorney-in-fact

ONEX PARTNERS GP INC.

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

ONEX PARTNERS II GP LP
By:	Onex Partners GP Inc., General Partner

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

ONEX PARTNERS II LP
By Onex Partners II GP LP, General Partner
By Onex Partners Manager LP, its Agent
By Onex Partners Manager GP ULC, its General Partner

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

ONEX AMERICAN HOLDINGS II LLC

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

SCHEDULE 13G

CUSIP No. 01973R101	Page 21 of 23

ALLISON EXECUTIVE INVESTCO LLC

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

ALLISON EXECUTIVE INVESTCO II LLC

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

ONEX AMERICAN HOLDINGS SUBCO LLC

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

OAH WIND LLC

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

ONEX ALLISON HOLDING LIMITED S.À R.L.

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

ONEX ALLISON CO-INVEST LP
By:	Onex Partners II GP LP, its General Partner
By:	Onex Partners Manager LP, its Agent
By:	Onex Partners Manager GP ULC, its General Partner

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

1597257 ONTARIO INC.

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

SCHEDULE 13G

CUSIP No. 01973R101	Page 22 of 23

ONEX AMERICAN HOLDINGS GP LLC

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

ONEX US PRINCIPALS LP

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

NEW PCO II INVESTMENTS LTD.

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

SCHEDULE 13G

CUSIP No. 01973R101	Page 23 of 23

LIST OF EXHIBITS

Exhibit No.	Description

99	Joint Filing Agreement (incorporated by reference to Exhibit 99 to the Schedule 13G filed by the Reporting Persons on February 14, 2014).